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                                                                    EXHIBIT 99.1

SABINE ROYALTY TRUST


                                                                    NEWS RELEASE


                          SABINE ROYALTY TRUST DECLARES
                     MONTHLY CASH DISTRIBUTION FOR DECEMBER

         DALLAS, TEXAS, DECEMBER 3, 2003 - Bank of America, N.A., Dallas, Texas, as Trustee of the Sabine Royalty Trust (NYSE - SBR), today declared a cash distribution to the holders of its units of beneficial interest of $0.14553 per unit, payable on December 29, 2003, to unit holders of record on December 15, 2003.

     Due to the timing of the end of the month of November and the Thanksgiving holiday, approximately $342,000 of revenue received will be posted in the following month of December in addition to normal receipts during December. Approximately $785,000 of revenue was received on December 1, 2003.

     Previously, unitholders who are not Oklahoma residents were subjected to a new 5% Oklahoma income tax withholding. The Oklahoma Tax Commission has since provided guidance that all unitholders of Sabine Royalty Trust will not be subject to this withholding. Subsequently, this distribution is full and complete for all unitholders. For those whom have had this withholding affect their distributions, the Trustee or Transfer Agent will be in direct contact with them for recapture of the amounts withheld. All unitholders, whether resident or non-resident, are required to file with the State of Oklahoma an annual tax return with the appropriate information as provided by the Trustee at the end of the year.

     For more information on Sabine Royalty Trust, please visit our website at www.sbr-sabineroyalty.com.

                                      * * *

         Contact:          Ron E. Hooper
                           Senior Vice President
                           Bank of America, N.A.
                           Toll Free - 800.365.6541